                                                                    EXHIBIT 99.3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This exhibit contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Actual results could differ materially from those in the forward-looking statements as a result of a number of factors including the ability to attract additional collaborative partners, development or availability of competing systems, and the ability to meet existing collaborative commitments. You are encouraged to review the risk factors discussed in "Business - Risk Factors" and elsewhere in Aurora's Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission for a more complete discussion of those risks and uncertainties.

OVERVIEW

Aurora Biosciences Corporation designs, develops and commercializes advanced drug discovery technologies, services and systems to accelerate the discovery of new medicines. Our core technologies include a broad portfolio of proprietary fluorescent assay technologies, including our GeneBLAzer(TM) and VIPR(TM) technologies; our functional genomics GenomeScreen(TM) program; our automated master compound store, the AMCS; our ultra-high throughput screening system, the UHTSS(TM) Platform; and subsystems to miniaturize and automate drug screening and profiling assays derived from those technologies.

In October 2000, we merged with Quorum Sciences, Inc. in a combination accounted for as a pooling-of-interests. Accordingly, Management's Discussion and Analysis of Financial Condition and Results of Operations reflects the financial condition and results of operations for the merged entity for the periods presented.

In November 2000, we announced that we have entered into a definitive merger agreement under which we will acquire PanVera Corporation, a biotechnology company engaged in manufacturing and marketing protein drug targets and drug screening assays for high-throughput screening. The transaction, expected to close in the first quarter of 2001 pending regulatory approvals and customary closing conditions, will be accounted for using the pooling-of-interests method.

We had an accumulated deficit of $16.7 million as of September 30, 2000. We may encounter significant fluctuations in our quarterly financial performance depending on factors such as revenue from existing and future contracts and collaborations, timing of the delivery of technologies and systems, completion of contracted service commitments to our customers and integration of acquired businesses. We may also continue to enter into strategic transactions and programs which could include acquisitions of other companies, joint ventures, collaborations, divestitures, reorganizations and research and development undertakings. Accordingly, our results of operations for any period may not be comparable to, or predictive of, the results of operations for any other period.

Revenue is predominately derived from sales of services, technology and instruments and intellectual property licenses. Revenue to date has been generated from a limited number of customers in the life sciences industry in the United States and Europe. Many of our agreements provide for future milestone payments from drug development achievements and royalties from the sale of products derived from certain of our technologies. However, customers may not ever generate products from technology provided by us and thus we may not ever receive milestone payments or royalties. We believe our ability to maintain profitability is not dependent on receipt of milestone payments or royalties.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

Revenue
Revenue increased 90% to $50.5 million in 1999 from $26.6 million in 1998, which was an increase of 78% from $14.9 million in 1997. The increase in 1999 resulted primarily from new agreements executed during the year, including a five-year services, systems and technology access collaborative agreement with Pfizer, Inc., drug discovery services agreements with Pharmacia & Upjohn, Inc. and F.Hoffman-LaRoche, and licensing agreements with Clontech Laboratories, Inc. and ZymoGenetics, Inc. Increased revenue under a collaborative agreement with Bristol-Myers Squibb Pharmaceutical Research Institute executed in 1996 also contributed to the overall increase in revenue in 1999. The increase in 1998 resulted primarily from our collaborative agreements with Warner-Lambert Company and Merck & Co., Inc. executed in 1997, and an agreement with Warner-Lambert executed in 1998 to develop an automated master compound storage, or AMCS(TM) system.

Expenses
Total operating expenses increased 9% to $51.5 million in 1999 from $47.1 million in 1998, which was an increase of 193% from $16.1 million in 1997. The increases in operating expenses resulted primarily from our growth, our product development efforts, drug discovery services offerings and research and development programs. This growth was reflected by the increase to 190 employees at December 31, 1999 from 152 at December 31, 1998 and 88 at December 31, 1997, and by the expansion of facilities in October 1997 to 81,000 square feet from 22,000 square feet.

Cost of revenue increased 17% to $27.9 million in 1999 from $23.8 million in 1998, which was an increase of 241% from $7.0 million in 1997. In addition to the growth of operations as noted above, the increases in cost of revenue was primarily a result of increased purchases of materials and increased technology development expenses related to the development of the UHTSS Platform, the AMCS and screening subsystems for our collaborators. Also contributing to the increase in 1999 were costs related to the completion of contracted service commitments under new drug discovery services agreements.

Research and development decreased 32% to $11.6 million in 1999 from $17.1 million in 1998, which was a 217% increase from $5.4 million in 1997. The decrease in 1999 reflects a shift in drug discovery services resources from internal research and development to external customer-funded activities to support new as well as ongoing drug discovery services agreements in 1999. In addition, non-recurring items in 1998 such as licensing of technology from OSI Pharmaceuticals, Inc. and Xenometrix, Inc. and the costs of initiating a collaboration with SIDDCO, Inc. to produce a large library of compounds for our UHTSS Platform contributed to the decrease in 1999 and the increase in 1998. The increase in 1998 was also attributable to ongoing development of a UHTSS Platform and an AMCS for us, and the expansion of our human cell functional genomics GenomeScreen(TM) program.

Selling, general and administrative expenses increased 96% to $11.9 million in 1999 from $6.1 million in 1998, which was a 66% increase from $3.7 million in 1997. The increases were primarily attributable to the growth of operations as noted above, including increases in staffing of the executive, legal and commercial development functions.

Interest and Other Income
Net interest income decreased 53% to $0.9 million in 1999 from $1.8 million in 1998, which was a 24% increase from $1.4 million in 1997. The decrease in 1999 primarily reflected interest income from lower average cash and investment balances during the year. The increase in 1998 resulted from interest income from higher average cash and investment balances due to receipts under collaborative agreements and proceeds from our initial public offering in June 1997. Interest income was partially offset by interest expense incurred on capital lease and loan obligations.

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Revenue
Total revenue increased 54% from the nine months ended September 30, 1999 to the nine months ended September 30, 2000 (the "nine-month period"). The increase in revenue resulted from our existing collaborations with Pfizer (including our original collaboration with Warner-Lambert, acquired by Pfizer in June 2000), acceptance of Module Two of the UHTSS Platform by Merck, and new agreements entered into since September 30, 1999, including a therapeutic drug discovery agreement with the Cystic Fibrosis Foundation, as well as ion channel technology agreements with Glaxo Wellcome, American Home Products, R.W. Johnson Pharmaceutical Research Institute and Organon.

Expenses
Total operating expenses increased 25% for the nine-month period. The increases in operating expenses resulted primarily from our growth, reflected by the increase to 235 full-time employees at September 30, 2000 from 182 full-time employees at September 30, 1999. Cost of revenue increased 31% for the nine-month period, related to the continuing development of the UHTSS Platform, the AMCS system and screening subsystems for our customers, as well as instrument sales and drug discovery services performed under the new agreements. For the nine-month period, research and development expenses increased only 12%, despite our overall growth, with the assignment of scientific resources to support revenue-generating programs. Selling, general and administrative expenses increased

26% for the nine-month period, primarily attributable to the growth of the sales, marketing and legal functions in addition to increased professional services expenses.

Interest and Other Income
Net interest and other income increased 887% for the nine-month period, due to the increased cash and investment balances resulting from a $71 million private placement of 1.8 million shares of common stock in February 2000 and a $1.7 million gain from the sale of shares of Cytovia, Inc. upon its acquisition by Maxim Pharmaceuticals, Inc. in June 2000.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2000, we held cash, cash equivalents and investment securities available-for-sale of $107 million and working capital of $105 million. We have funded our operations since inception primarily through the issuance of equity securities with aggregate net proceeds of $135 million, receipts from corporate collaborations and strategic technology alliances of $133 million, capital equipment lease and loan financing of $13 million and interest income of $11 million.

We have entered into certain contractual commitments, subject to satisfactory performance by third parties, which obligate expenditures totaling approximately $5.5 million over the next four years.

Our strategy for the UHTSS Platform includes the establishment of a syndicate of collaborators to provide us with funding for development, technology and personnel resources and payments for system validation. The UHTSS Platform co-development syndicate currently includes Bristol-Myers Squib, Warner-Lambert (acquired by Pfizer in June 2000), Merck and Pfizer. We have also entered into agreements with Warner-Lambert and Pfizer to develop AMCS systems. In addition, we have entered into collaborations with the Cystic Fibrosis Foundation, Families of Spinal Muscular Atrophy and the Hereditary Disease Foundation to provide screen development and/or screening services, and with Warner-Lambert, Merck, Becton Dickinson, the National Cancer Institute and Pfizer for functional genomics programs. We have entered into ion channel technology agreements with Bristol-Myers Squib, Eli Lilly and Company, Glaxo Wellcome, American Home Products, Merck, N.V. Organon and R.W. Johnson Pharmaceutical Research Institute. Other collaborations include a combinatorial chemistry agreement with SIDDCO to synthesize large libraries of chemical compounds for us.

Our ability to achieve sustained profitability will be dependent upon our ability to deliver and obtain acceptance of equipment by collaborators, perform contracted screening services, sell or license new products and services, and increase market share of existing discovery services and technologies by agreements with new collaborators and expansion of agreements with existing collaborators. We may not be able to meet our revenue goals or sustain profitability on a quarterly or annual basis. Although we are actively seeking to enter into additional collaborations, we may not be able to negotiate additional collaborative agreements on acceptable terms, if at all. Some of our current collaborative agreements may be terminated by the collaborator without cause upon short notice, which would result in loss of anticipated revenue. Although certain of our collaborators would be required to pay some penalties in the event they terminate their agreements without cause, any of our collaborators may elect to terminate their agreements with us. In addition, collaborators may terminate their agreements for cause if we cannot deliver the technology in accordance with the agreements. Our collaborators may not perform their obligations as expected and we may not derive any additional revenue from the agreements. Current or future collaborative agreements may not be successful and provide us with expected benefits. Termination of our existing or future collaborative agreements, or the failure to enter into a sufficient number of additional collaborative agreements on favorable terms or generate sufficient revenues from our services and technologies could have a material adverse effect on our business, financial condition or results of operations.

An important element of our strategy includes entering into strategic transactions and evaluating strategic programs in order to maximize our business opportunities and enhance stockholder value. These transactions and programs could include acquisitions of other companies, joint ventures, collaborations, divestitures, reorganizations and research and development undertakings. We cannot assure you, however, that such transactions or programs will ultimately take place on terms favorable to us or at all, or will ultimately maximize the company's business opportunities or enhance stockholder value. Such transactions and programs could have a number of adverse effects on us, including significant diversions of management resources, substantial write-offs or other accounting charges, requiring us to raise substantial additional capital, dilution to stockholders from the issuance of additional shares, significant variances between analysts projections and actual financial results, and volatility in our stock price.

The complexity of both the UHTSS and the AMCS has led to delays in developing these platforms that may lead to contractual disputes regarding the delivery and acceptance of these platforms by our customers. Because we are also dependent in part on the performance of our customers and suppliers in order to deliver these platforms, our ability to timely deliver these platforms may be outside of our control. Our agreement with Warner-Lambert provides for a penalty payment up to a maximum of $888,300 if we fail to deliver the completed AMCS according to a specified development schedule. Failing to meet the development schedules under any of our UHTSS and AMCS agreements could have a material adverse effect on our business, financial condition or results of operations.

We may be required to raise additional capital over the next several years in order to expand our operations or acquire new technology. This capital may be raised through additional public or private equity financings, borrowings and other available sources. Our business or operations may change in a manner that would consume available resources more rapidly than anticipated and substantial additional funding may be required before we can sustain profitable operations. We may not continue to generate sales from and receive payments under existing collaborative agreements and existing or potential revenue may not be adequate to fund our operations. If additional funding becomes necessary, it may not be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with others that may have a material adverse effect on our business, financial condition or results of operations.